Exhibit 99.1

1245 “Q” Street Lincoln, NE 68508 Phone: 402-475-2525 Fax: 402-475-9061

Contact:	Kevin R. Karas
Chief Financial Officer
402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES

SECOND QUARTER 2013 RESULTS

Company Adds Growth Platforms

LINCOLN, Nebraska (August 6, 2013) — National Research Corporation (NASDAQ:NRCIA and NRCIB) today announced results for the second quarter 2013.

●	Net New Sales $4.5 million
●	Total Contract Value $97.6 million
●	Revenue up 8% to $22.4 million
●	Acute Care Revenue up 20% to $17.5 million
●	Operating Income to $5.5 million, up 6%

Remarking on company achievements, Michael D. Hays, chief executive officer of National Research Corporation (NRC), said “Having completed its market test, Customer Connect was launched June 1, 2013, complete with dedicated sales, service and development resources and $2.7 million in contract value. In addition, The Picker Institute will be introduced to the market September 22, 2013, as a signature offering of NRC. These new platforms should drive organic revenue growth to mid to upper teens with upside for targeted acquisitions.”

Revenue for the quarter ended June 30, 2013, was $22.4 million, compared to
$20.6 million for the same quarter in 2012. Net income for the quarter ended June 30, 2013, was $3.4 million, or $0.08 per diluted share for class A common stock and $0.49 per diluted share for class B common stock, compared to $3.9 million for the quarter ended June 30, 2012, or $0.09 per diluted share for class A common stock and $0.57 per diluted share for class B common stock.

Regarding second quarter performance, Kevin Karas, chief financial officer of National Research Corporation, said, “During the second quarter, we completed our recapitalization plan which helped create a significant increase in levels of trading volume subsequent to the May 22, 2013, plan effective date. In connection with the recapitalization, we incurred $250,000 of expenses in the second quarter for plan implementation.

NRC Announces Second Quarter 2013 Results

August 6, 2013

One other item to note is that our effective income tax rate for the second quarter of 2013 was 37.1%, compared to 22.9% in the second quarter of 2012, as an adjustment to state income tax expense of $575,000 related to legislative changes was recognized in the second quarter of 2012.”

In closing, Mr. Karas commented that, “Our acute care business has constantly achieved very strong revenue growth and is cumulatively up 21% over the past four quarters. This most current quarter’s 20% quarter-over-quarter growth was driven by acute care patient experience (18%), CGCAHPS (39%), Market Insights (20%), Discharge Calls (121%) and NRC Canada (15%). Given post-acute new sales for the first half of the year are in line with plan, post-acute revenue as recognized should add to our top-line growth rate.”

A listen-only simulcast of National Research Corporation’s 2013 second quarter conference call will be available online at http://www.media-server.com/m/p/9vkpsh8z on August 7, 2013, beginning at 11:00 am Eastern time. The online replay will follow approximately one hour later and continue for 30 days.

For more than 32 years, National Research Corporation has been at the forefront of patient-centered care, helping healthcare providers measure and improve quality and services through analytics that offer a rich understanding of customers’ experiences, preferences, risks and behaviors across the healthcare continuum.

This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

NRC Announces Second Quarter 2013 Results

August 6, 2013

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012

Revenue	$22,354	$20,632	$47,260	$43,039

Operating expenses:
Direct expenses	9,498	8,633	19,744	17,564
Selling, general and administrative	6,391	5,569	12,884	11,720
Depreciation and amortization	931	1,214	1,882	2,457
Total operating expenses	16,820	15,416	34,510	31,741

Operating income	5,534	5,216	12,750	11,298

Other income (expense):
Interest income	12	6	31	12
Interest expense	(101)	(140)	(217)	(282)
Other, net	18	29	32	14
Total other expense	(71)	(105)	(154)	(256)

Income before income taxes	5,463	5,111	12,596	11,042

Provision for income taxes	2,029	1,172	4,692	3,253

Net income	$3,434	$3,939	$7,904	$7,789

Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$0.08	$0.10	$0.19	$0.19
Class B	$0.50	$0.58	$1.15	$1.16
Diluted Earnings Per Share:
Class A	$0.08	$0.09	$0.19	$0.19
Class B	$0.49	$0.57	$1.12	$1.12

Weighted average shares and share equivalents outstanding:
Class A - basic	20,672	20,254	20,671	20,206
Class B - basic	3,445	3,376	3,445	3,368
Class A - diluted	21,085	20,829	21,074	20,792
Class B - diluted	3,516	3,471	3,513	3,465

NRC Announces Second Quarter 2013 Results

August 6, 2013

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Balance Sheets

(Dollars in thousands, except per share amounts and par value)

	Jun. 30,	Dec. 31,
	2013	2012
ASSETS
Current Assets:
Cash and cash equivalents	$10,802	$8,286
Accounts receivable, net	14,523	12,119
Income taxes receivable	255	158
Other current assets	4,085	3,252
Total current assets	29,665	23,815

Property and equipment, net	12,089	12,493
Goodwill	57,638	57,799
Other, net	5,507	5,939
Total Assets	$104,899	$100,046

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$3,397	$2,658
Deferred revenue	15,763	15,812
Accrued compensation	3,071	4,392
Notes payable	2,511	12,436
Total current liabilities	24,742	35,298

Non-current liabilities	16,922	8,006

Total Liabilities	41,664	43,304

Shareholders’ Equity:
Preferred stock, $0.01 par value, authorized 2,000,000 shares, none issued	--	--
Class A Common stock, $0.001 par value; authorized 60,000,000 shares, issued 25,249,029 in 2013 and 25,129,776 in 2012, outstanding 20,732,784 in 2013 and 20,624,976 in 2012.	25	25
Class B Common stock, $0.001 par value; authorized 80,000,000 shares, issued 4,208,118 in 2013 and 4,188,296 in 2012, outstanding 3,455,411 in 2013 and 3,437,496 in 2012.	4	4
Additional paid-in capital	41,049	39,493
Retained earnings	50,462	44,700
Accumulated other comprehensive income	505	1,124
Treasury stock	(28,810)	(28,604)
Total shareholder’s equity	63,235	56,742
Total liabilities and shareholders’ equity	$104,899	$100,046